Exhibit 99.1

Allied Nevada Provides Update on 2012 Metallurgical Testing Programs

Overall Recoveries Improve to Approximately 79.7% for Gold and 85.5% for Silver

January 16, 2013 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE MKT:ANV) is providing an update on the results of ongoing metallurgical test work conducted in 2012 in support of the Hycroft mill expansion.

A comprehensive pilot plant scale program, primarily for the generation of concentrate products for oxidation testing, was completed for Hycroft mill material. The testing simulated our proposed flow sheet of primary crushing, grinding to 150 microns (100 mesh), rougher flotation, leaching to extract the non-refractory silver, pressure oxidation to extract the refractory gold (autoclaving) and cyanidation. The results through this flow sheet indicated overall recoveries of approximately 79.7% for gold and 85.5% for silver. These results are an improvement of 1.7% for gold and 0.6% for silver as compared with the recoveries used in the technical report titled “Technical Report – Allied Nevada Gold Corp., Hycroft Mine, Winnemucca, Nevada, USA”, (the “April 2012 Technical Report”). These results assume onsite autoclaving of rougher concentrate and do not account for offsite charges.

If two-stage cleaning were included in this flow sheet, which may be done for certain concentrate sales agreements, testing indicated overall recoveries would be approximately 71.1% for gold and 81.0% for silver. The cleaning stage involves “rougher” concentrate reporting to a regrind mill where it is ground to 80% passing 45 microns and passed though cleaning cells to remove additional waste material, reducing the mass. These results are an improvement of 21.1% for gold and 11.5% for silver as compared to recoveries used in the April 2012 Technical Report.

“While we do not yet know the full impact of these recovery improvements on the financial returns for the project, we anticipate these results will show an improvement to the overall economics,” commented David Hill, Vice President, Metallurgy. “We intend to integrate the results of this testing into the next Hycroft 43-101 update, expected in the first quarter of 2013.”

As noted in our April 2012 Technical Report, we intend to construct and operate an autoclave that will process approximately one-third of our rougher concentrate beginning in 2021. We intend to sell all of our concentrate before the autoclave is built and the excess concentrate that is produced while our autoclave is operating. Concentrate is expected to be sold as either rougher or cleaner depending on the requirements of the offsite processing plant operator.

Laboratory testing by ore type and pilot plant scale testing was performed on seven composites over the course of the program. The composites were comprised of two 2-ton bulk samples of drill core taken from Central and Vortex/Brimstone and five 1-ton domain samples from Brimstone sulfide, Central sulfide, Central transitional, and Vortex sulfide. The domain samples represent the first five years of mining.

We continue to prefer the autoclave as an oxidation step, however, all of the concentrate produced have been and will continue to be tested for amenability to the various oxidation methods including autoclaving, roasting, fine grinding, bioxidation and offsite processing facilities.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act, that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding expected mineral recovery rates; reserve and resource estimates and the timing of the release of updated estimates; anticipated costs, project economics, the realization of expansion and construction activities and the timing thereof and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of Donald A. Harris, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10819, who is Manager of Exploration, Hycroft for Allied Nevada Gold Corp. and is a Qualified Person as defined by National Instrument 43-101. For further information regarding the verification procedures, quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the technical report titled “Technical Report, Allied Nevada Gold Corp. Hycroft Mine, Winnemucca, Nevada, USA” dated April 9, 2012, available on www.sedar.com or on the Company’s website.

2012 Metallurgical Program Results	2